Exhibit 99.1

Press Release	Contact: Christopher D. Myers

For Immediate Release	President and CEO

(909) 980-4030

CVB Financial Corp. Announces New Board Member

Ontario, CA, June 22, 2017 – CVB Financial Corp. (“CVBF”), the holding company for Citizens Business Bank, is pleased to announce the appointment of Rodrigo Guerra, Jr. as a Board Member effective July 1, 2017. He was also named a Director of Citizens Business Bank.

“Rod’s legal expertise and experience representing financial entities in complex transactions will add valuable insight to our Board” said Raymond V. O’Brien III, Chairman of CVBF. “We look forward to applying his vast knowledge of corporate law to help guide our continued growth and expansion in California.”

During his career as a Partner of Skadden, Arps, Slate, Meagher & Flom, LLP, Mr. Guerra has represented leading companies, investment banks, and institutional investors helping to navigate complex and challenging corporate matters. Prominent representations in the financial industry included Merrill Lynch, Citigroup Global Markets, Inc., and Wells Fargo Securities, LLC. Mr. Guerra was also listed in The Best Lawyers in America, recognized since 2007 for his work in Corporate Law. Mr. Guerra retired in 2016.

Mr. Guerra earned a Bachelors of Arts degree in Human Biology from Stanford University and a Masters of Business Administration degree and Juris Doctor degree from University of California at Los Angeles. He has served as a Commissioner for the Los Angeles County Local Government Services Commission and as a Board Member for the Los Angeles Center for Law & Justice, Polytechnic School and the Descanso Gardens Guild.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.6 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 54 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVBF’s common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information about CVBF, visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations, growth projections, and our future financial position and operating results. Words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will” and variations of these words and similar expressions help to identify these forward looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, all the risk factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.